Exhibit 10.13

Software and Proprietary Technology License Contract

This SOFTWARE AND PROPRIETARY TECHNOLOGY LICENSE CONTRACT (this “Contract”) dated November 15, 2006, is made in Shenzhen by and between:

(1)                                  Giganology (Shenzhen) Ltd., a wholly foreign owned enterprise established under laws of the PRC, with registered address located at 11th Floor, Shuguang Plaza, South District of High-tech Park, Nanshan District, Shenzhen, Guangdong, PRC (“Licensor”); and

(2)                                  Shenzhen Xunlei Networking Technologies Co., Ltd. (“Shenzhen Xunlei”), a limited liability company established and existing under laws of the PRC, with registered address located at 11th Floor East, Shuguang Plaza, Ke Ji Nan Shi Er Road, Nanshan District, Shenzhen, Guangdong, PRC (“Licensee”).

WHEREAS:

(1)                                  The Licensor is the lawful and beneficiary owner of certain software and proprietary technology and/or owns legal and effective right to use, and the license to use (as the case may be) such software and proprietary technology.

(2)                                  The Licensee intends to acquire a non-exclusive license in accordance with terms and conditions herein, to use the software and utilize the proprietary technology related to such software.

NOW, THEREFORE, the Parties agree as follows:

1.                                      DEFINITIONS

The following terms shall have the meanings given below unless otherwise specified herein:

1.1                                 “Designated Region” means mainland China, excluding Hong Kong, Macau and Taiwan Special Administrative Regions for purpose of this Contract;

1.2                                 “Business” means the Internet content provider services engaged by the Licensee in accordance with the Internet information value-added services and telecommunication business operation license issued by Telecommunication Administration Bureau of Shenzhen to it on September 11, 2006.

1.3                                 “Business Day” means the day on which the commercial banks in Shenzhen normally open for doing business.

1.4                                 “Work Site” means Shenzhen, the People’s Republic of China (“PRC”), the place where the Licensee uses the Software and Proprietary Technology to provide Internet content provider services to the public.

1.5                                 “Software and Proprietary Technology” means the computer program, technical knowledge, data, index, tables and charts, design and any other Technical Materials developed and owned by the Licensee from time to time, or held by the Licensee through legal authorization or acquisition, and delivered by the Licensor to the Licensee on or before the date hereof. The Software and Proprietary Technology are detailed in Schedule I hereto.

1.6                                 “Technical Materials” means all the documents, books, records, data and information in relation to the Software and Proprietary Technology.

1.7                                 “Improvement” means all the improvement, upgrade, development, renew or amendment made by the Licensor or the Licensee with respect to the Software and Proprietary Technology during the term hereof.

2.                                      SCOPE OF LICENSE

2.1                                 During the term hereof, the Licensor agrees to grant to the Licensee, and the Licensee agrees to acquire a non-exclusive and non-transferable license (“License”), in order to install, store, upload, implement and display the Software and Proprietary Technology and the Improvement (collectively, “Use”). The Use is only limited within the scope of Business engaged by the Licensee inside the Designated Region. Unless expressly provided herein, no any other license is given in a expressly or implied way under this Contract.

2.2                                 Unless approved by the Licensor in advance, the Licensee shall not sell, transfer, assign or sub-license, or use in any way not allowed herein, the Software and Proprietary Technology and any Improvement. The Licensee shall not entirely or partially assign its rights and obligations hereunder, or create any security interest over its rights hereunder.

2.3                                 The Licensee should not use the Software and Proprietary Technology and the Improvement under the following circumstances:

(1)                                  at anytime, for any other purpose, outside the Designated Region, or beyond its Business scope; and/or

(2)                                  after this Contract expires or terminates; and/or

(3)                                  in any other way not specified herein.

2.4                                 Unless otherwise expressly provided herein, and except for the License granted in accordance with the Article 2.1 herein, this Contract does not grant any title to or any other rights associated with the Software and Proprietary Technology and the Improvement. Such title and rights are owned by the Licensor.

3.                                      LICENSE FEE AND PAYMENT METHOD

3.1                                 As the consideration of use of the License granted by the Licensor to the Licensee, the Licensee hereby agree to pay the license fee to the Licensor (“License Fee”), and the License Fee consists of the annual royalties.

3.2                                 The Licensee shall make an annual payment of forty percent (40%)  (“Rate”) of its pre-tax operating profit (“Income”) to the Licensor as the License Fee for use of the Software and Proprietary Technology (“Royalty”).

3.3                                 The Licensee shall make one-off payment of the Royalty to the Licensor each quarter (“Payment Period”). Within seven (7) business days following the end of each Payment Period, the Licensee shall provide a written report to the Licensor, specifying the duly calculated Income of the Licensee during the Payment Period and the corresponding amount of Royalty to be paid.

3.4                                 The Licensee shall make payment to the Licensor within seven (7) business days upon its receipt of the Royalty payment notice from the Licensor with respect to related Payment Period. All the amount payable by the Licensee shall be made in RMB to the bank account notified by the Licensor to the Licensee in writing from time to time.

If the Licensee fails to pay any amount due and payable hereunder, the Licensee shall pay the Licensor default interest for its overdue payment of such amount. The default interest rate shall be the lending interest rate of the Tianjin Branch of Bank of China for the same period. The calculation period starts from the date on which the amount is due and payable and ends on the date of its actual payment.

3.5                                 The Licensee shall provide the Licensor with an audited authentic and correct statement regarding the Licensee’s Income and the payable amount of the Royalty of the previous calendar year within sixty (60) days following the end of the previous calendar year. In the event that there is any inconsistency between such audited statement and the written report mentioned in above Article 3.3, then the Royalty shall be adjusted in the next Payment Period.

3.6                                 The Licensee shall establish and maintain a separate accounting book for the use of Software and Proprietary Technology and the Improvement. Throughout the term hereof, the Licensor has the right to send its employees, or engage a registered accountant at its own cost, to audit the Licensee’s books and records, including without limitation the income statements of the Licensee for the Payment Periods. The Licensee shall provide to the Licensor’s appointed employees or engaged registered accountant with all related materials, books, records, data and information, and shall provide necessary facility and support to such employees or accountant. The audit report prepared by the Licensor’s appointed employees or engaged accountant (“Audit Report”) shall be final and conclusive unless the Licensee raises any issue regarding such Audit Report within seven (7) days following its receipt of such Audit Report. The Licensor has the right to give the Licensee at anytime a payment notice regarding the outstanding amount of Royalty specified in the Audit Report. The Licensee shall make corresponding payment for it in accordance with the above Article 3.4 within seven (7) business days following the receipt of the payment notice.

4.                                      LICENSOR’S WARRANTIES

4.1                                 As the consideration of grant of the License by the Licensor to the Licensee, the Licensee hereby warrants and undertakes to the Licensor that during the term hereof, without the prior written consent form the Licensor, the Licensee will not:

(1)                                  use its own resources, or outsource or purchase any recourse from any party other than the Licensor, for provision of technical services;

(2)                                  enter into any agreement, or make any arrangement, or become liable to any third party;

(3)                                  be engaged in any business competitive with the business the Licensor is engaged in (including with limitation the technical services provided by the Licensor);

(4)                                  engage or intend to engage any employee of the Licensor or its affiliate; or

(5)                                  adopt or amend its budget or operation plan; however, the Licensee shall provide its budget and operation plan draft for each fiscal year at least sixty (60) days before the beginning of each fiscal year to the Licensor for the Licensor’s approval; or

(6)                                  enter into any agreement with any third party for any matter same with or similar to the subject matter hereof.

4.2                                 As the consideration of grant of the License by the Licensor to the Licensee, the Licensee hereby warrants to the Licensor that during the term hereof, unless the Licensor has refused to give its consent in writing in advance:

(1)                                  the Licensee will obtain from or renew with related governmental and administrative authorities any related approval, consent, license, registration and permit necessary for its establishment and valid existing (including without limitation the establishment approval certificate and business license), or any approval, consent, license, registration and permit in relation to the existing and operation of the Internet content provider permit, ICP business or any other Internet content provider business, and maintain the validity of above mentioned approval, consent, license, registration and permit.

(2)                                  the Licensee will not cease or change the current scope of Business, or be engaged in or incur any business or expenses beyond the approved and valid budget and operation plan, or cease the ICP business;

(3)                                  the Licensee with not change the nature of Internet content provider business it is currently engaged in;

(4)                                  the Licensee will operate Business lawfully, and will not engage in any business in violation of related laws.

5.                                     DELIVERY OF TECHNICAL MATERIALS

The Licensor shall deliver to the Licensee the technical materials related to the Software and Proprietary Technology and the Improvement through the medium and method accepted to both Parties.

6.                                      VISIT TO LICENSEE’S WORK SITE

Notwithstanding any provision in this Contract or any other contract, the Licensor is entitled to visit the Licensee’s Work Site during the term hereof.

7.                                      IMPROVEMENT TO SOFTWARE AND PROPRIETARY TECHNOLOGY

The Licensor or the person designated by it has the title to any Improvement to the Software and Proprietary Technology made the Licensor and/or the Licensee based on such Software and Proprietary Technology, notwithstanding such Improvement can or cannot be independently registered as a copyright, patent or any intellectual property in any other form in accordance with any laws of intellectual property within any jurisdiction. For avoidance of any doubt, unless consented by the Licensor in writing, the Licensor is not entitled to transfer, assign or license the above mentioned Improvement.

8.                                      INTELLECTUAL PROPERTY RIGHTS OF LICENSOR

8.1                                 The Licensee acknowledges that, the Licensor or the person designated by it owns the absolute title to the goodwill, intellectual property and other rights of and related to the Software and Proprietary Technology and the Improvement, no matter if it into existence before or after the execution of this Contract. And both Parties hereby agree that, such above mentioned rights shall be owned by the Licensor or its designated person all the time and for all purposes.

8.2                                 In any circumstance, the Licensee should not file an application for registration anywhere in the world as the owner of the Software and Proprietary Technology and the Improvement. In contrast, the Licensee shall make every possible effort to provide necessary assistance in the event that the Licensor or its designated person intends to file an application for the registration of the Software and Proprietary Technology or the Improvement somewhere in the world. If practice of law makes the Licensee become the owner of the Software and Proprietary Technology and the Improvement, then the Licensee shall at the Licensor’s request and at its own cost, transfer the registration and all the other rights of the Software and Proprietary Technology and the Improvement to the Licensor or its designated person, at a nominal price of Renminbi 1.00 Yuan (RMB 1.00).

9.                                      CONFIDENTIALITY

9.1                                 All the Software and Proprietary Technology and the Improvement and all the technical materials and other information related thereto delivered to the Licensee from time to time are the property of the Licensor or its designated person for all the time. The Licensee undertakes to the Licensor and its designated person:

(1)                                  it will use the Software and Proprietary Technology or any Improvement thereof, and any related Technical Materials and other related information only inside Designated Region, and will not make any other use thereof for any purpose not contemplated herein; and

(2)                                  without the prior written consent from the Licensor, it will not disclose the Software and Proprietary Technology and the Improvement, or any Technical Materials and other information related thereto, to any person, enterprise or company upon the execution hereof, except the disclosure made to the principal employees, staff, directors and management staff strictly adhering to the “need-to-know” principle; and it will cause such principal employees, staff, directors and management be strictly bound by the confidentiality obligations, and it is liable to the Licensor for compliance of the confidentiality obligation by the above mentioned persons.

9.2                                 The Licensee shall establish and maintain proper security measures and procedures, in order to safely store the Software and Proprietary Technology and the Improvement, as well as related Technical Materials; and shall ensure that any unauthorized person cannot gain access to any such Software and Proprietary Technology and the Improvement, as well as related Technical Materials.

9.3                                 The Licensor has the right to visit and inspect the Licensee’s Work Site to ensure that the Licensee is in compliance with this Article.

9.4                                 Notwithstanding the provision of above Article 9.1, the confidential obligation shall not apply to:

(1)                                  any information obtained from the other Party, which has become available to the public not due to the willful misconduct or negligence of either Party or any of its agents, consultants, directors, officers, employees or representatives;

(2)                                  any disclosure made at requirement of applicable laws or any other competent governmental authorities or agencies, or in accordance with regulations or rules of relevant administrative and regulatory authorities; and

(3)                                  any disclosure made by either Party to its banks, financial counsels, legal counsels or any other counsels for the purpose of this Contract.

9.5                                 The confidentiality obligations set forth in this Article survive the termination of this Contract for unlimited period of time, unless any confidential information becomes available to the public in accordance with the above mentioned provisions.

10.                               CLAIM

10.1                           The Licensee shall be solely liable for any claim, lawsuit or administrative litigation arising from the improper manipulation or use of the Software and Proprietary Technology and the Improvement by the Licensee.

10.2                           In the event that the Licensee discovers that any person is illegally using the Software and Proprietary Technology and the Improvement inside the region where the Licensee is granted the License herein, the Licensee shall notify the Licensor of it immediately. The Licensee shall at the Licensor’s request, provide reasonable and sufficient assistance and cooperation to the Licensor with respect to any lawsuit, claim or any other legal proceeding filed or to be filed regarding the Software and Proprietary Technology and the Improvement.

11.                               EARLY TERMINATION

11.1                           Early termination of this Contract is permitted in any of the following circumstances:

(1)           agreed by both Parties in writing;

(2)                                  by the Licensor in the event that the Licensee conducts serious breach of this Contract and fails to cure such default within thirty (30) days after the written notice of requirement for cure of default from the Licensor; or

(3)                                  by the Licensor in the event that the Licensee enters any liquidation proceeding, or any successor or similar officially appointed person is designated for all or substantial or major part of the business, properties or assets of the Licensee.

11.2                           The termination of this Contract in accordance with this Article does not impair the accumulative rights and obligations of both Parties prior to the termination of this Contract.

11.3                           In the event that this Contract is terminated for any reason, then:

(1)                                  the License for Use granted in accordance with the Article 2 hereof shall terminate with immediate effect;

(2)                                  the Licensee shall immediately cease the Use of the Software and Proprietary Technology and the Improvement, as well as all related intellectual property;

(3)                                  the Licensee shall immediately return the Software and Proprietary Technology and the Improvement, and the Technical Materials and other information delivered to it to the Licensor; and

(4)                                  the Licensor is entitled to deregister the registration of this Contract with related Chinese competent authorities (i.e., National Copyright Administration of PRC). And the Licensee shall at the Licensor’s request, assist the Licensor with the deregistration and other necessary formalities, to eliminate the Licensee’s right to use the Software and Proprietary Technology and the Improvement.

12.                               INDEMNIFICATION

12.1                           The Licensee shall indemnify the Licensor for any losses, expenses and costs (including without limitation any legal fee) incurred by the Licensor caused by any claim raised by any person for the execution and performance of this Contract, unless such claim is attributable to the willful misconduct, default or material negligence of the Licensor.

12.2                           The Licensor is not liable to the Licensee for any losses, damage, expenses and costs incurred by the Licensee caused by the existence of this Contract or any other reason, unless such losses, damage, expenses or costs are caused by the willful misconduct, default or material negligence of the Licensor, however, provided that, in any circumstance, the Licensor shall not be held liable for any indirect losses caused to the Licensee by the breach of this Contract.

12.3                           The liability for breach assumed by the Licensor shall not exceed the amount of Royalty the Licensee shall pay to the Licensor hereunder for the year in which such liability comes into existence.

13.                               INTEGRITY

This Contract constitutes the entire agreement reached by the Parties with respect to the subject matter of this Contract, and replaces and terminates all the preceding oral and written discussions, negotiations, notices, memorandums of understanding, documents, and agreements among the Parties regarding the subject matter of this Contract. The Parties agree that this Contract should not be amended unless being consented by the Parties in writing.

14.                               ASSIGNMENT

Without the written consent by the other Party, neither Party should assign any of its rights and obligations hereunder to any third party. Any intension to affect the transfer of any right, obligation, or liability hereunder is invalid without obtaining the above mentioned consent.

15.                               FURTHER WARRANTIES

Each Party hereto shall sign, and take all necessary measures within its scope of power to cause any other persons, companies or subsidiaries (if necessary) to sign, any further document, agreement and deed, and take any other act, necessary for making all the terms of this Contract fully effective.

16.                               SEVERABILITY AND ENFORCEABILITY

16.1                           If one or multiple terms hereof is announced (officially or unofficially) or determined by any competent authority to be illegal or invalid, or becomes unenforceable in accordance with any applicable law in any jurisdiction, then,

(1)                                  such term shall be deemed to be isolated from the remaining terms hereof, and the remaining terms hereof continue to be valid;

(2)                                  without prejudice to the capacity of filing claim before competent authorities, such invalid or unenforceable terms shall be eliminated from this Contract, provided that, if the elimination of such terms have substantially affected or changed the commercial basis of this Contract, the Parties shall faithfully agree to replace such invalid or unenforceable terms with new terms. The newly added terms shall be valid and enforceable, and shall be able to express the meanings which the original invalid and unenforceable terms are trying to express.

16.2                           If any applicable law fully or partially prohibits or limits the performance of this Contract, or in any way affect the performance by any Party hereto of its rights hereunder, then the Parties agree they will sign an additional agreement including commercial terms similar to those herein, to ensure the full performance of rights and obligations hereunder.

17.                               COSTS AND EXPENSES

The Licensee shall bear all the costs and expenses incurred by both Parties for the preparation of, negotiation about and execution of this Contract.

18.                               NOTICES

18.1                           Any notice given by one Party to the other Party shall be delivered in person, by facsimile, prepaid registered mail, or publicly recognized courier to the following addresses or facsimile numbers, which may be changed from time to time. The initial address and facsimile number of each Party are set forth as follows:

Licensor:	Giganology (Shenzhen) Ltd.

Facsimile:	0755-26996974

Address:	11th Floor, Shuguang Plaza, South District of High-tech Park, Nanshan District, Shenzhen, Guangdong, PRC

Attention:	Zou Shenglong

Licensee:	Shenzhen Xunlei Networking Technologies Co., Ltd.

Facsimile:	0755-26993074

Address:	11th Floor East, Shuguang Plaza, Ke Ji Nan Shi Er Road, Nanshan District, Shenzhen, Guangdong, PRC

Attention:	Zou Shenglong

18.2                           Any such notice or communication is deemed given when:

(1)           when delivered if in person; or

(2)           on the fifth (5th) Business Day after being posted if by prepaid mail; or

(3)                                  if delivered by facsimile, when the sender receives the facsimile report, showing such notice or communication has been entirely sent to the receiver’s facsimile machine or any other similar receiving machine; or

(4)           on the third (3rd) business day after the courier receives the notice or communications.

For purpose of evidencing certain notices or communications have been given, the sending Party needs to prove that such notices or communications have been delivered in person, or the envelope embedded with such notices or communications have been correctly put address on and posted as prepaid mail, or the facsimile report shows that the facsimile has been successfully transmitted, or the package with such notices or communications in has been correctly specified address and delivered to courier.

19.                               WAIVER

Any failure or delay to exercise any of its rights or remedies under this Contract by either Party will not operate as its waiver of such right or remedy. Single or partial exercise of any right or remedy by either Party shall not exclude its exercise of any other rights or remedies. The rights described hereunder is accumulative, and does not exclude the rights or remedies provided by laws.

20.                               GOVERNING LAW AND JURISDICTION

20.1                           This Contract is governed by and interpreted in accordance with laws of the PRC.

20.2                           Any dispute arising from the execution, performance, termination or validity of this Contract or in connection with this Contract shall be resolved by both Parties through friendly negotiations and, if negations fail, shall be submitted to China International Trade and Economic Arbitration Commission South China Sub-commission (“CIETAC South China Sub-commission”) for arbitration according to its then effective rules and proceeding. The arbitration shall be conducted in Shenzhen. There will be one arbitrator who shall be appointed by the CIETAC South China Sub-commission according to above mentioned rules and proceeding. The arbitral award is final and binding upon the Parties. Unless otherwise provided by the arbitral award, the losing Party shall assume all the costs and expenses of arbitration and reimburse all the costs and expenses of arbitration incurred by the winning Party. If either Party needs to file a lawsuit for enforcement of the arbitral award, the losing Party shall reimburse the other Party for all reasonable expenses and legal fee so incurred by the other Party. During the period from the submission of dispute for arbitration to the rendering of arbitral award, both Parties shall continue to perform their obligations hereunder without prejudice to the final judgment made based on the aforesaid arbitral award.

21.                               COUNTERPART

This Contract may be signed in multiple counterparts. Each singed counterpart shall be deemed as a original copy of this Contract. All the counterparts constitute identical documents.

22.                               MISCELLANEOUS

22.1                           This Contract becomes effective upon being signed by both Parties hereto.

22.2                           This Contract is written in Chinese in two (2) original copies with same legal effect, each Party holding one (1) copy.

22.3                           All the issues not contemplated herein shall be determined by the Parties through negotiations.

IN WITNESS WHEREOF, the Parties have executed this Contract as of the day and year first above written.

Licensor: Giganology (Shenzhen) Ltd.

By:	/s/ Legal Representative/Authorized Representative

(Affixed with common seal of the company)

Licensee: Shenzhen Xunlei Networking Technologies Co., Ltd.

By:	/s/ Legal Representative/Authorized Representative

(Affixed with common seal of the company)

Schedule I

Software and Proprietary Technology

Thunder download software

Web Thunder V1.3

gigaget V1.0 (Thunder Overseas version)

Thunder Tintin V1.0

IE Download acceleration Software V1.2